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                                                                    Exhibit 23.3

                CONSENT OF LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.


     We hereby consent to the filing of our opinion letters as Exhibits 5.2 and 8 to the Registration Statement on Form S-3 filed by Allstate Life Global Funding and Allstate Life Insurance Company and to the use of our name under the headings "Certain United States Federal Income Tax Considerations" and "Risk Factors--Risk Factors Relating to the Notes--The notes could be deemed to be participations in the funding agreements or could otherwise be deemed to be contracts of insurance and holders of the notes could be found to be acting as insurance agents or brokers" in the prospectus supplement relating to the secured medium term notes program and in the prospectus supplement relating to the Allstate Life(SM) CoreNotes(SM) program and "Legal Opinions" in the prospectus relating to the secured medium term notes (the "Notes") and to the incorporation by reference of our opinions and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Securities Act of 1933 (the "Act"), as amended, relating to the Notes. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.


                                /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P

March 4, 2004